UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 20, 2012

STEELE RESOURCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53474	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3081 Alhambra Drive, Suite 208 Cameron Park, California	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 672-6225

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Billali Mine, LLC ("Seller") and Steele Resources, Inc. (“SRI”), a wholly-owned subsidiary of Steele Resources Corporation (“SRC”), entered into a definitive Purchase Agreement (the “Purchase Agreement”) effective as of April 20, 2012 for the acquisition of, an advanced stage epithermal silver-gold quartz vein deposit in the Steeple Rock Mining District of New Mexico. This property consists of approximately 11.6 acres including one patented claim which the Company believes has potential for near term production of silver and gold ore.

The Purchase Agreement provides for payments to be made over a period of two years with transfer of ownership being completed when SRI has satisfied its financial obligations under the Purchase Agreement. The purchase price for the Billali consists of the issuance of two million shares (2,000,000) of common stock of SRC; an initial payment of $100,000; within 45 days of the Purchase Agreement being signed, SRI will make an additional payment of $500,000; and SRI will deliver six hundred (600) American Eagle One Ounce Gold Coins on the twelfth, eighteenth and twenty-fourth month anniversary of the Purchase Agreement signing,  to be delivered to the Seller. Upon satisfaction of these terms, the Seller will complete the transfer of full right and title of ownership of the Billali Mine to SRI. In addition, Seller will be entitled to receive a five percent (5%) Net Smelter Return on any and all future mining activity at the Billali Mine following the transfer of ownership to SRI. During the two year payment period, SRI will have full rights to develop and manage the property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2011	STEELE RESOURCES CORPORATION
By: /s/ Scott Dockter
A.Scott Dockter, Chief Executive Officer

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